Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2025-USNCH29384 Registration Statement Nos. 333-270327 and 333-270327-01 Dated November 13, 2025; Filed pursuant to Rule 433

Trigger Jump Securities with Auto-Callable Feature Based Upon the Worst Performing of the EURO STOXX 50® Index, the S&P 500® Index and the TOPIX® Index Due November    , 2030
Principal at Risk Securities

This document provides a summary of the terms of the securities.  Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying indices:	The EURO STOXX 50® Index (ticker symbol: “SX5E”), the S&P 500® Index (ticker symbol: “SPX”) and the TOPIX® Index (ticker symbol: “TPX”)
Stated principal amount:	$1,000 per security
Pricing date:	November 21, 2025
Issue date:	November 26, 2025
Maturity date:	November 26, 2030

Valuation dates, potential redemption dates and premiums:	The valuation dates and potential redemption dates are listed below. The premium applicable to each valuation date is set forth below.
	Valuation Date*	Potential Redemption Date**	Premium
	December 1, 2026	December 4, 2026	14.6500% of the stated principal amount
	February 22, 2027	February 25, 2027	18.3125% of the stated principal amount
	May 21, 2027	May 26, 2027	21.9750% of the stated principal amount
	August 23, 2027	August 26, 2027	25.6375% of the stated principal amount
	November 22, 2027	November 26, 2027	29.3000% of the stated principal amount
	February 22, 2028	February 25, 2028	32.9625% of the stated principal amount
	May 22, 2028	May 25, 2028	36.6250% of the stated principal amount
	August 21, 2028	August 24, 2028	40.2875% of the stated principal amount
	November 21, 2028	November 27, 2028	43.9500% of the stated principal amount
	February 21, 2029	February 26, 2029	47.6125% of the stated principal amount
	May 21, 2029	May 24, 2029	51.2750% of the stated principal amount
	August 21, 2029	August 24, 2029	54.9375% of the stated principal amount
	November 21, 2029	November 27, 2029	58.6000% of the stated principal amount
	February 21, 2030	February 26, 2030	62.2625% of the stated principal amount
	May 21, 2030	May 24, 2030	65.9250% of the stated principal amount
	August 21, 2030	August 26, 2030	69.5875% of the stated principal amount
	November 21, 2030 (the “final valuation date”)	N/A	73.2500% of the stated principal amount

*Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to any of the underlying indices

** If the valuation date immediately preceding any potential redemption date is postponed, that potential redemption date will also be postponed so that it falls on the third business day after such valuation date, as postponed

Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing level of the worst performing underlying index is greater than or equal to its initial index level, the securities will be automatically redeemed on the potential redemption date immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Index return:	For each underlying index on any valuation date, (i) its closing level on such valuation date minus its initial index level, divided by (ii) its initial index level
Initial index level:	For each underlying index, its closing level on the pricing date
Final index level:	For each underlying index, its closing level on the final valuation date
Trigger level:	For each underlying index, 80% of its initial index level
Worst performing underlying index:	On any valuation date, the underlying index with the lowest index return on such valuation date

Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

•  If the final index level of the worst performing underlying index on the final valuation date is greater than or equal to its initial index level: $1,000 + the premium applicable to the final valuation date

•  If the final index level of the worst performing underlying index on the final valuation date is less than its initial index level but greater than or equal to its trigger level:
$1,000

•  If the final index level of the worst performing underlying index on the final valuation date is less than its trigger level:
$1,000 + ($1,000 x the index return of the worst performing underlying index on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final index level of the worst performing underlying index on the final valuation date is less than its trigger level, your payment at maturity will be less, and possibly significantly less, than $800.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

CUSIP/ISIN:	17331BP45 / US17331BP451
Preliminary pricing supplement:	sec.gov/Archives/edgar/data/831001/000095010325014671/dp237324_424b2-us2529609d.htm

Hypothetical Payment[1]
If the first valuation date on which the closing level of the worst performing underlying index is greater than or equal to its initial index level is . . .	. . . then you will receive the following payment per security upon automatic redemption or at maturity, as applicable
1st valuation date	$1,146.500
2nd valuation date	$1,183.125
3rd valuation date	$1,219.750
4th valuation date	$1,256.375
5th valuation date	$1,293.000
6th valuation date	$1,329.625
7th valuation date	$1,366.250
8th valuation date	$1,402.875
9th valuation date	$1,439.500
10th valuation date	$1,476.125
11th valuation date	$1,512.750
12th valuation date	$1,549.375
13th valuation date	$1,586.000
14th valuation date	$1,622.625
15th valuation date	$1,659.250
16th valuation date	$1,695.875
The final valuation date	$1,732.500
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $895.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.

•	The trigger feature of the securities exposes you to particular risks.

•	The securities do not pay interest.

•	Your potential return on the securities is limited.

•	The securities are subject to the risks of each of the underlying indices and will be negatively affected if any underlying index performs poorly, even if the others perform well.

•	You will not benefit in any way from the performance of the better performing underlying indices.

•	The term of the securities may be as short as one year.

•	You will be subject to risks relating to the relationship among the underlying indices.

•	Investing in the securities is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices.

•	Your return on the securities depends on the closing levels of the underlying indices on a limited number of days.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, is less than the issue price.

•	The estimated value of the securities was determined for Citigroup Global Markets Holdings Inc. by its affiliate using proprietary pricing models.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.

•	The EURO STOXX 50® Index and the TOPIX® Index are subject to risks associated with foreign equity securities.

•	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar.

•	The performance of the TOPIX® Index will not be adjusted for changes in the exchange rate between the Japanese yen and the U.S. dollar.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying index.

•	The levels of the underlying indices may be adversely affected by Citigroup Global Markets Holdings Inc.’s or its affiliates’ hedging and other trading activities.

•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.

•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.

•	Changes that affect the underlying indices may affect the value of your securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.